CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Somanta Pharmaceuticals, Inc.
Irvine, California

We consent to the inclusion in this Registration Statement of Somanta Pharmaceuticals, Inc. on Form S-8 of our report dated June 16, 2006, relating to the consolidated financial statements of Somanta Pharmaceuticals, Inc. (formerly Hibshman Optical Corp.) for the years ended April 30, 2006 and 2005, and for the period from inception of operations (April 19, 2001) to April 30, 2006, which is contained in Registration Statement No. 333-132176 on Form SB-2.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Irvine, California
November 29, 2006